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                                                                   Exhibit 10.56

                 DESCRIPTION OF LONG-TERM PERFORMANCE BONUS PLAN


         In 1998, the Compensation Committee established a long-term performance bonus plan to provide a long-term cash bonus opportunity to members of upper management, including executive officers, at the conclusion of fiscal year 2000 if the Company achieves certain earnings per share targets established by the Compensation Committee with respect to the three-fiscal year period 1998 through 2000. The Compensation Committee has established similar plans for the three-fiscal year periods 1999 through 2001, 2000 through 2002 and 2001 through 2003, providing bonus opportunities for 2001, 2002 and 2003, respectively, if certain earnings per share targets are achieved with respect to those periods. No amounts can be earned for the 1999 through 2001, 2000 through 2002 and 2001 through 2003 plans until 2001, 2002 and 2003, respectively, because achievement of the earnings per share objectives can only be determined following the conclusion of the applicable three-fiscal year period. Each successive plan has earnings per share targets that are higher than those in the previous plans.

         Under each plan, the average percentage of an individual's achievement of individual objectives under the Company's annual performance bonus plan for the three-fiscal year period of each of the long-term performance bonus plans will be used as an individual performance measure when calculating individual bonuses, except for Frederick W. Smith, whose individual performance measure will be determined by the Compensation Committee.